  Exhibit 99.1

Mueller Industries, Inc. Announces Payment and Record Dates for Special Dividend

MEMPHIS, Tenn., January 25, 2017 -- Mueller Industries, Inc. (NYSE: MLI) announced today that the special dividend on its common stock will be payable March 9, 2017, to stockholders of record on February 28, 2017.  As previously announced, the special dividend will consist of $3.00 in cash and $5.00 in principal amount of the Company's 6% Subordinated Debentures due 2027 for each share of common stock (less any applicable withholding tax).

The Debentures will be subordinated to all other funded debt of the Company and will be callable, in whole or in part, at any time at the option of the Company, subject to declining call premiums during the first five years.  The Debentures will also grant each holder of the Debentures the right to require the Company to repurchase such holder's Debentures in the event of a change of control, at declining repurchase premiums during the first five years.  Interest will be payable semiannually on September 1 and March 1, commencing September 1, 2017.

Given the magnitude of the special dividend, the ex-dividend date will be March 10, 2017, consistent with New York Stock Exchange guidelines.  Accordingly, holders of common stock who sell their shares through the payment date also will be selling their right to receive the special dividend. Investors are encouraged to consult with their financial and tax advisors regarding the specific implications of the deferral of the ex-dividend date.

Mueller Industries, Inc. is an industrial manufacturer that specializes in copper and copper alloy manufacturing while also producing goods made from aluminum, steel and plastics.  It is headquartered in Memphis, Tennessee and comprises a network of operations in the United States, Canada, Mexico, Great Britain, South Korea and China.  Its products include tubing, valves, vessels, and related items for plumbing and HVACR related piping systems, as well as rod, forgings, extrusions, and various components for OEM applications.  Products are distributed into sectors such as building construction, appliance, defense, energy, and automotive.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings.  The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," "encourage," "anticipate," "appear," and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this release.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226